Exhibit 99

Vishay Reports Results for Fourth Quarter and Year 2008

MALVERN, Pa.--(BUSINESS WIRE)--February 10, 2009--Vishay Intertechnology, Inc.:

  Revenues for fourth quarter 2008 were $575 million.
  Loss from continuing operations of $3.47 per diluted share for the fourth quarter 2008 was substantially attributable to the after tax impact of a noncash goodwill impairment charge and certain other items (enumerated below) totaling $3.40 per share, for adjusted loss from continuing operations per share of $0.07.
  Cash generated from operations was $76 million and capital expenditures were $53 million in the fourth quarter 2008.
  Fixed cost reduction by $150 million announced for year 2009 compared to year 2008.
  Capital expenditures of less than $70 million expected for year 2009.

Dr. Felix Zandman, Executive Chairman of the Board, and Dr. Gerald Paul, President and Chief Executive Officer of Vishay Intertechnology, Inc. (NYSE:VSH), announced today that net revenues for the year ended December 31, 2008 were $2.822 billion, compared to net revenues of $2.833 billion for the year ended December 31, 2007.

Vishay reported a loss from continuing operations for the year ended December 31, 2008 of $1,683.6 million, or $9.03 per share. The loss includes noncash goodwill and indefinite-lived intangible asset impairment charges, totaling $1,723.2 million ($1,668.0 million, net of tax). The results for the year ended December 31, 2008 also include pretax charges for restructuring and severance costs of $62.5 million, related asset write-downs of $5.1 million, losses on adverse purchase commitments of $6.0 million, a loss on early extinguishment of debt of $13.6 million, and $4.0 million of costs associated with Vishay’s terminated tender offer for all outstanding shares of International Rectifier, partially offset by a gain on sale of land and buildings of $4.5 million. On an after tax basis, these items, plus additional tax expense for one-time tax items totaling $36.9 million, had a negative $9.56 per share effect on income (loss) from continuing operations.

Income from continuing operations for the year ended December 31, 2007 was $140.4 million, or $0.74 per diluted share. Income from continuing operations for the year ended December 31, 2007 was impacted by pretax charges for restructuring and severance costs of $14.7 million, related asset write-downs of $3.9 million, and a contract termination charge of $18.9 million, net of a gain on sale of a building of $3.1 million. These items and their tax-related consequences, plus additional tax expense for one-time tax items totaling $8.3 million, had a negative $0.21 per share effect on income from continuing operations.

While the goodwill and indefinite-lived intangible asset impairment charges reduce reported results under U.S. generally accepted accounting principles (“GAAP”), the charges are noncash in nature and do not affect Vishay's liquidity, cash flows from operating activities, or debt covenants, and will not have any impact on future operations.

Goodwill represents the excess of the cost of a business acquired over the fair value of the net assets at the date of acquisition. Indefinite-lived intangible assets for Vishay represent certain acquired tradenames. Under U.S. GAAP, goodwill and indefinite-lived intangible assets are not amortized, but rather are tested for impairment at least annually. These tests for impairment are performed more frequently if there are triggering events. In light of a sustained decline in market capitalization for Vishay and its peer group companies, and other factors, Vishay determined that impairment tests were necessary as of the end of the second, third, and fourth fiscal quarters.

Net revenues for the fiscal quarter ended December 31, 2008 were $575.4 million, compared to $729.6 million for the fiscal quarter ended December 31, 2007. The loss from continuing operations for the fiscal quarter ended December 31, 2008 was $646.6 million or $3.47 per share, compared to income from continuing operations of $11.2 million or $0.06 per diluted share for the fiscal quarter ended December 31, 2007.

The loss from continuing operations for fiscal quarter ended December 31, 2008 was impacted by pretax charges for goodwill impairment of $565.3 million, restructuring and severance costs of $28.6 million, related asset write-downs of $0.9 million, and losses on adverse purchase commitments of $6.0 million, partially offset by a gain on sale of land and buildings of $4.5 million. On an after tax basis, these items, plus additional tax expense for one-time tax items totaling $27.0 million, had a negative $3.40 per share effect on the loss from continuing operations.

Income from continuing operations for the fiscal quarter ended December 31, 2007 was impacted by pretax charges for restructuring and severance costs of $1.5 million, related asset write-downs of $1.2 million, and a contract termination charge of $18.9 million, partially offset by a gain on the sale of a building of $3.1 million. These items and their tax-related consequences, plus additional tax expense for one-time tax items totaling $5.9 million, had a negative $0.13 per share effect on income from continuing operations.

On April 7, 2008, Vishay sold the automotive modules and subsystems business unit (“ASBU”) acquired on April 1, 2007 as part of the acquisition of the PCS business of International Rectifier. The operations of ASBU have been classified as discontinued operations for the entire period of ownership. Vishay resolved certain outstanding disputes with the buyer and recorded adjustments to the loss on discontinued operations during the fourth quarter of 2008. Including the loss from discontinued operations, the net loss for the fiscal quarter and year ended December 31, 2008 was $652.3 and $1,731.4 million, respectively, compared to net earnings of $4.9 million and $130.8 million for the fiscal quarter and year ended December 31, 2007, respectively.

Commenting on the results for the fourth quarter 2008, Dr. Paul stated, “During the last quarter of 2008, we—like the rest of our industry—experienced an unprecedented drop of shipments and order intake. Management for cash became our focus. We successfully adapted our manufacturing capacities to the currently sellable volume by layoffs, plant shut-downs and reduced usage of foundries and subcontractors. Inventories decreased slightly during the quarter.”

Dr. Paul continued, “In light of the uncertain macro economic conditions, we are implementing a program to reduce manufacturing and SG&A fixed costs in the current year by $150 million compared to the year 2008. About 65% of the measures can be classified as permanent and 35% as temporary. We expect the 2009 cash outlay for restructuring and severance programs to be approximately $50 million, covering all contemplated 2009 initiatives and unpaid balances from 2008 programs. Capital expenditures in 2009 are anticipated to be less than $70 million as compared to $152 million in 2008. We intend to reduce our inventories by $50 to $100 million in 2009.”

Dr. Paul concluded, “If warranted, we are prepared to implement additional measures to adapt the Company to the sales level that we can realize under the current economic conditions. We believe that we will achieve positive free cash flow for the year 2009. We are very confident that Vishay will emerge from the general economic crisis as a perhaps different but definitely stronger company.”

Commenting on the outlook for the first quarter 2009 Dr. Paul stated, “We expect sales for the first quarter 2009 to be weaker at lower margins than in the fourth quarter 2008. The current uncertainties do not permit a more quantitative guidance.”

Commenting on the Company's acquisition and R&D activities, Dr. Felix Zandman, Executive Chairman of the Board and Chief Technical and Business Development Officer, stated, "In the current uncertain economic conditions we will not actively pursue acquisitions, unless a very special opportunity should arise. Our focus now is on generating and conserving cash.”

Dr. Zandman concluded, “Our regular R&D programs are continuing and we will continue to roll out the new products the market demands. Some R&D activities with very long term goals have been put on hold for the time being to reduce costs. At the same time, I remain optimistic about the future of electronics and of our business specifically.”

A conference call to discuss fourth quarter and year ending financial results is scheduled for Tuesday, February 10, 2009 at 10:00 AM ET. The dial-in number for the conference call is 877-589-6174 (+1 706-643-1406 if calling from outside the United States or Canada) and the conference ID is #80337804.

There will be a replay of the conference call from 12:30 PM (ET) on Tuesday, February 10, 2009 through 11:59 PM (ET) on Sunday, February 15, 2009. The telephone number for the replay is 800-642-1687 (+1 706-645-9291 if calling from outside the United States or Canada) and the access code is #80337804.

There will also be a live audio webcast of the conference call. This can be accessed directly from the Investor Relations section of the Vishay website at http://ir.vishay.com.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide "one-stop shop" service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

Statements contained herein that relate to the Company's future performance, including statements with respect to forecasted revenues, margins, cash generation, and capital expenditures, and the general state of the Company, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those anticipated. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly the current downturn in the worldwide economy; difficulties in implementing our cost reduction strategies; changes in foreign currency exchange rates; competition and technological changes in our industries; difficulties in new product development; difficulties in integrating acquired companies, and otherwise realizing the anticipated benefits of their operations; our ability to attract and retain highly qualified personnel; and other factors affecting our operations that are set forth in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Management believes that stating the impact on net earnings of items such as goodwill impairment, impairment of indefinite-lived intangible assets, restructuring and severance, asset write-downs, special tax items and other items not reflecting on-going operating activities is meaningful to investors because it provides insight with respect to intrinsic operating results of the Company and, management believes, is a common measure of performance in the industries in which the Company competes. Investors should be aware, however, that this is a non-GAAP measure of performance and should not be considered as a substitute for the comparable GAAP measure.

VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands except earnings per share)

	Fiscal quarter ended
	December 31,
	2008	2007

Net revenues	$575,442	$729,597
Costs of products sold	484,134	562,635
Loss on purchase commitments	6,024	-
Gross profit	85,284	166,962
Gross margin	14.8%	22.9%

Selling, general, and administrative expenses (a)	97,951	109,709
Restructuring and severance costs	28,577	1,495
Asset write-downs	878	1,204
Impairment of goodwill and indefinite-lived intangibles	565,257	-
Contract termination charge	-	18,893
Operating income (loss)	(607,379)	35,661
Operating margin	-105.5%	4.9%

Other income (expense):
Interest expense	(6,729)	(6,613)
Minority interest	173	(197)
Other	3,548	3,756
Total other income (expense) - net	(3,008)	(3,054)

Income (loss) from continuing operations, before taxes	(610,387)	32,607

Income tax expense (benefit) (b)	36,215	21,364

Income (loss) from continuing operations	(646,602)	11,243

Loss from discontinued operations, net of tax	(5,690)	(6,365)

Net earnings (loss)	$(652,292)	$4,878

Basic earnings (loss) per share:*
Continuing operations	$(3.47)	$0.06
Discontinued operations	$(0.03)	$(0.03)
Net earnings	$(3.50)	$0.03

Diluted earnings (loss) per share:*
Continuing operations	$(3.47)	$0.06
Discontinued operations	$(0.03)	$(0.03)
Net earnings	$(3.50)	$0.03

Weighted average shares outstanding - basic	186,544	186,342

Weighted average shares outstanding - diluted	186,544	186,524

* May not add due to rounding.

(a) Selling, general, and administrative (SG&A) expenses for the quarters ended December 31, 2008 and 2007 are net of gains on sales of buildings of $4,510 and $3,118, respectively.

(b) Income taxes for the quarters ended December 31, 2008 and 2007 include one-time tax items totaling approximately $27,000 and $5,900, respectively.

VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands except earnings per share)

	Year ended
	December 31,
	2008	2007

Net revenues	$2,822,211	$2,833,266
Costs of products sold	2,219,220	2,138,438
Loss on purchase commitments	6,024	-
Gross profit	596,967	694,828
Gross margin	21.2%	24.5%

Selling, general, and administrative expenses (c)	450,879	439,017
Restructuring and severance costs	62,537	14,681
Asset write-downs	5,073	3,869
Impairment of goodwill and indefinite-lived intangibles	1,723,174	-
Terminated tender offer expenses	4,000	-
Contract termination charge	-	18,893
Operating income (loss)	(1,648,696)	218,368
Operating margin	-58.4%	7.7%

Other income (expense):
Interest expense	(24,264)	(28,652)
Loss on early extinguishment of debt	(13,601)	-
Minority interest	(718)	(1,180)
Other	14,876	15,948
Total other income (expense) - net	(23,707)	(13,884)

Income (loss) from continuing operations, before taxes	(1,672,403)	204,484

Income tax expense (benefit) (d)	11,187	64,133

Income (loss) from continuing operations	(1,683,590)	140,351

Loss from discontinued operations, net of tax	(47,826)	(9,587)

Net earnings (loss)	$(1,731,416)	$130,764

Basic earnings (loss) per share:*
Continuing operations	$(9.03)	$0.76
Discontinued operations	$(0.26)	$(0.05)
Net earnings	$(9.29)	$0.70

Diluted earnings (loss) per share:*
Continuing operations	$(9.03)	$0.74
Discontinued operations	$(0.26)	$(0.05)
Net earnings	$(9.29)	$0.69

Weighted average shares outstanding - basic	186,403	185,646

Weighted average shares outstanding - diluted	186,403	198,226

* May not add due to rounding.

(c) Selling, general, and administrative (SG&A) expenses for the years ended December 31, 2008 and 2007 are net of gains on sales of buildings of $4,510 and $3,118, respectively.

(d) Income taxes for the years ended December 31, 2008 and 2007 include one-time tax items totaling approximately $36,900 and $8,300, respectively.

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	December 31,	December 31,
	2008	2007
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$324,164	$537,295
Accounts receivable - net	311,197	441,772
Inventories:
Finished goods	173,280	159,713
Work in process	211,320	224,667
Raw materials	153,419	170,329
Deferred income taxes	15,251	26,426
Prepaid expenses and other current assets	139,903	182,599
Total current assets	1,328,534	1,742,801

Property and equipment, at cost:
Land	98,827	101,938
Buildings and improvements	508,579	485,342
Machinery and equipment	2,091,124	2,001,390
Construction in progress	80,857	101,659
Allowance for depreciation	(1,617,225)	(1,469,331)
Net property and equipment	1,162,162	1,220,998

Goodwill	-	1,676,497

Other intangible assets, net	177,782	192,591

Other assets	147,482	162,348
Total assets	$2,815,960	$4,995,235

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets (continued)
(In thousands)

	December 31,	December 31,
	2008	2007
	(Unaudited)
Liabilities and stockholders' equity
Current liabilities:
Notes payable to banks	$11,293	$30
Trade accounts payable	104,608	173,039
Payroll and related expenses	117,797	140,879
Other accrued expenses	190,486	246,981
Income taxes	24,901	34,653
Current portion of long-term debt	13,044	1,346
Total current liabilities	462,129	596,928

Long-term debt less current portion	333,631	607,237
Deferred income taxes	18,842	24,216
Deferred grant income	3,143	1,044
Other liabilities	123,207	122,958
Accrued pension and other postretirement costs	325,112	280,713

Minority interest	5,038	5,364

Stockholders' equity:
Common stock	17,220	17,199
Class B common stock	1,435	1,435
Capital in excess of par value	2,256,075	2,252,296
(Accumulated deficit) retained earnings	(805,841)	925,575
Accumulated other comprehensive income	75,969	160,270
Total stockholders' equity	1,544,858	3,356,775
Total liabilities and stockholders' equity	$2,815,960	$4,995,235

VISHAY INTERTECHNOLOGY, INC.
Reconciliation of Earnings Per Share
(Unaudited - In thousands except earnings per share)

	Fiscal quarter ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
Numerator:

Numerator for basic earnings per share:
Income (loss) from continuing operations	$(646,602)	$11,243	$(1,683,590)	$140,351
Loss from discontinued operations	(5,690)	(6,365)	(47,826)	(9,587)
Net earnings (loss)	$(652,292)	$4,878	$(1,731,416)	$130,764

Adjustment to the numerator for continuing operations and net earnings:
Interest savings assuming conversion of dilutive convertible and exchangeable notes, net of tax (e)	-	-	-	6,724

Numerator for diluted earnings per share:
Income (loss) from continuing operations	$(646,602)	$11,243	$(1,683,590)	$147,075
Loss from discontinued operations	(5,690)	(6,365)	(47,826)	(9,587)
Net earnings (loss)	$(652,292)	$4,878	$(1,731,416)	$137,488

Denominator:
Denominator for basic earnings per share:
weighted average shares	186,544	186,342	186,403	185,646

Effect of dilutive securities
Convertible and exchangeable notes (e)	-	-	-	12,051
Employee stock options	-	76	-	423
Other	-	106	-	106
Dilutive potential common shares	-	182	-	12,580

Denominator for diluted earnings per share:
adjusted weighted average shares	186,544	186,524	186,403	198,226

Basic earnings (loss) per share:*
Continuing operations	$(3.47)	$0.06	$(9.03)	$0.76
Discontinued operations	$(0.03)	$(0.03)	$(0.26)	$(0.05)
Net earnings	$(3.50)	$0.03	$(9.29)	$0.70

Diluted earnings (loss) per share:*
Continuing operations	$(3.47)	$0.06	$(9.03)	$0.74
Discontinued operations	$(0.03)	$(0.03)	$(0.26)	$(0.05)
Net earnings	$(3.50)	$0.03	$(9.29)	$0.69

* May not add due to rounding.

Diluted earnings per share for the periods presented do not reflect the following weighted-average potential common shares, as the effect would be antidilutive:

	Fiscal quarter ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
Convertible and exchangeable notes:
Convertible Subordinated Notes, due 2023 (e)	87	23,496	13,906	17,622
Exchangeable Unsecured Notes, due 2102	6,176	6,176	6,176	-
Weighted average employee stock options	4,217	4,516	4,357	3,849
Weighted average warrants	8,824	8,824	8,824	8,824
Weighted average other	381	-	346	-

(e) In June 2007, the Company’s Board of Directors adopted a resolution pursuant to which the Company intends to waive its rights to settle the principal amount of the notes in shares of Vishay common stock. In accordance with the resolution of its Board, in the future if notes are tendered for repurchase, Vishay will pay the repurchase price in cash, and if notes are submitted for conversion, Vishay will value the shares issuable upon conversion and will pay in cash an amount equal to the principal amount of the converted notes and will issue shares in respect of the conversion value in excess of the principal amount. Accordingly, for the second quarter of 2007 and future periods, the Company calculates the number of shares issuable under the terms of the notes based on the average market price of Vishay common stock during the period, and includes that number in the total diluted shares figure for the period. If the average market price is less than $21.28, no shares will be included in the diluted earnings per share computation, as the effect would be antidilutive.

For periods prior to the second quarter of 2007, the notes were considered conventional convertible debt, and included in the earnings per share computation assuming they were converted into 23,496 shares of common stock if the effect of their inclusion was dilutive.

The convertible subordinated notes were substantially all repurchased on August 1, 2008.

CONTACT:
Vishay Intertechnology, Inc.
Dr. Lior E. Yahalomi
Executive Vice President and Chief Financial Officer
or
Peter G. Henrici
Senior Vice President Corporate Communications
+1 610-644-1300